Exhibit 23.5

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Inland Western Retail Real Estate Trust, Inc., and the related prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the market study prepared by Rosen Consulting Group for Inland Western Retail Real Estate Trust, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Industry Overview” and “Experts” in the Registration Statement.

Dated: February 14, 2011

ROSEN CONSULTING GROUP

By:	/s/ Andrea Cross

Name: Andrea Cross
Title: Senior Vice President